Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of Government Money Market ProFund (formerly Money Market ProFund, one of the portfolios comprising ProFunds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 30, 2016